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                                                                    EXHIBIT 99.3

                                                    For Immediate Release

Media Contact
Melanie de Vries

Investor Relations Contact
Frank Jerneycic

Childtime Learning Centers, Inc.
21333 Haggerty, Suite 300
Novi, MI  48375
248-697-9000
http://www.childtime.com

CHILDTIME LEARNING CENTERS ANNOUNCES COMPLETION OF RIGHTS OFFERING

NOVI, MI, May 19, 2003 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM), today announced that it has successfully completed its rights offering to existing shareholders of 100,000 units, each unit consisting of $35 principal amount of 15% subordinated notes due 2008 and 141 shares of common stock. As a result of the rights offering and the related purchase of securities pursuant to a standby commitment from affiliates of Jacobson Partners, a private equity firm whose managing partner is the Company's Chairman of the Board, the Company issued 14.1 million shares of common stock and $3.5 million of 15% subordinated notes due 2008. Substantially all of the proceeds from the offering will be used to refinance $14.0 million in principal amount of subordinated debt, plus related accrued and unpaid interest, that Childtime incurred in July 2002 to finance its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. and related working capital needs.

As a result of the rights offering, the Company retired $12.3 million of subordinated notes and related accrued and unpaid interest (net of $3.5 million issued via the rights offering) and reduced annual interest expense by more than $1.8 million. Bill Davis, the Company's President and CEO, stated "We are pleased with the outcome of the rights offering. The equity infusion significantly improves our balance sheet and will enable the Company to make the necessary investments to enhance our existing portfolio of centers and give us the opportunity to continue our growth."

Childtime Learning Centers, Inc., of Novi, MI, acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now one of the nation's largest publicly traded child care providers with operations in 27 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.